Exhibit 10.35
RETIREMENT, CONSULTING AND GENERAL RELEASE AGREEMENT
          This Retirement, Consulting and General Release Agreement (“Agreement”) is made and entered into by and between John R. Julian, (“Julian” or “you”), on one side, and Myogen, Inc. (“Myogen” or “the Company”), on the other side, as of the Effective Date defined in Section 13 herein.
          Whereas, Julian and the Company previously entered into an Employment and Retention Agreement dated October 2,2003 (“Prior Employment Agreement”);
          Whereas, Julian has notified the Company that he will retire and terminate his employment relationship with the Company effective as of May 31, 2006 (the “Termination Date”);
          Whereas, the Company has requested that Julian provide certain consulting services to the Company from the Termination Date through December 31, 2006 (“Consulting Period”) and Julian has agreed to provide such services during the Consulting Period;
          Whereas, the Company accepts Julian’s retirement and termination of employment notice and his agreement to provide consulting services to the Company;
          Whereas, Julian and the Company desire to terminate and replace in its entirety the Prior Employment Agreement with this Agreement;
          Whereas, Julian and the Company also desire to confirm the termination of their employment relationship effective as of the Termination Date (defined below) and enter into a consulting relationship pursuant to the terms and conditions of this Agreement during the Consulting Period.
          Whereas, during the Consulting Period, Julian and the Company acknowledge that Julian’s Options (defined below) will continue to vest pursuant to the vesting schedule rates set forth in the stock option agreements governing the Options.
          Now, Therefore, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Transition Period.
                    (a) Transition Period. Commencing on March 3, 2006 (“the Transition Date”) and continuing through the Termination Date (May 31, 2006), you will continue to serve as an employee of the Company, with the title of Senior Advisor, reporting to the Chief Executive Officer (“Transition Period”). During the Transition Period, you will be available to provide services to the Company on a full-time basis. Your duties will be prescribed by the Chief Executive Officer in writing and will focus primarily on assisting the Senior Vice President of Commercial Operations with the set-up of the commercial infrastructure. During the Transition Period, you must be in compliance with the appropriate policies and procedures as indicated in the Employee Handbook, and the Proprietary Information Agreement. As of the Termination Date, you will cease to be employed by the Company as Senior Advisor or in any other capacity.

                    (b) Salary. The Company will pay you at a rate equivalent to the annual base salary that you were receiving as of the Transition Date until the Termination Date. These salary payments will be made on the Company’s regular payroll dates subject to standard withholdings and deductions.
                    (c) Benefits. During the Transition Period, you will be entitled to continue your participation in the Company’s employee health insurance and other benefit plans in effect on the Transition Date.
          2. Accrued Salary and Paid Time Off. On the Termination Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
          3. Health Insurance. Following the Termination Date and to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. On or about the Termination Date, the Company or its insurance carrier will provide you a COBRA notification setting forth your rights and responsibilities with regard to COBRA coverage.
          4. Transition Period Bonus. Upon successful completion of the Transition Period, the Company will transfer to Julian, and Julian will receive ownership of, his work laptop computer, provided, that the Company will remove all confidential files from such computer and provided further that Julian signs and dates the “General Release Agreement” attached as Exhibit E, after May 31, 2006, but before June 21, 2006.
          5. Consulting Services. As consideration for the benefits provided to you under this Agreement, you agree to provide to the Company consulting services related to the Company’s business as requested by the Company’s CEO, or with your prior agreement and consent, the Company’s Senior Vice President of Commercial Operations (“Consulting Services”). The Consulting Services requested by the Company shall not exceed thirty-two (32) hours per month during the Consulting Period unless you and the Company otherwise agree. The Consulting Services are to be performed at such times and locations as shall be mutually convenient to you and the Company. You shall utilize your best efforts, skills and talents in performing the Consulting Services.
                    (a) Compensation. You will be paid $250 per hour for Consulting Services rendered under this Agreement during the Consulting Period. Notwithstanding the foregoing, Myogen shall not be obligated to pay or reimburse Consultant more than $75,000 in the aggregate for Consulting Services rendered under this Agreement during the Consulting Period unless Myogen has approved such additional fees in writing in advance. During the Consulting Period, you shall submit an invoice to Myogen monthly for such services, and Myogen will pay you for fees due hereunder within fifteen (15) days of Myogen’s receipt of the invoice therefore.
                    (b) Expense Reimbursement. Myogen will reimburse you for incidental expenses incurred in performing Consulting Services; provided, however, that Myogen shall not be obligated to reimburse you for any such expenses unless (a) Myogen has approved of the expense in writing in advance and (b) you provide Myogen with appropriate receipts or other relevant documentation for all such expenses. Travel expenses will be subject to Myogen’s then-current travel policy.

                    (c) Independent Contractor Status. It is understood and agreed that during the Consulting Period, you are an independent contractor and not an employee, agent, joint venturer or partner of the Company, and you agree not to hold yourself out as, or give any person reason to believe that you are, an employee, agent, joint venturer or partner of the Company. You will not be entitled to any of the benefits which Myogen may make available to its employees, such as group insurance, profit-sharing or 401(k) benefits. You will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of services and receipt of fees under this Agreement. You will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law: Because you are an independent contractor, Myogen will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on your behalf. You agree to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to you, your agents or employees under this Agreement. You hereby agree to indemnify and defend Myogen against any and all such taxes or contributions, including penalties and interest. You are free to enter any contract to provide services to other business entities, except any contract which would induce you to violate this Agreement or the Proprietary Information Agreement.
                    (d) Proprietary Information. Julian agrees during the term of the Consulting Period and thereafter that he will take all steps reasonably necessary to hold Myogen’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Myogen’s express written consent on a case-by-case basis. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of Myogen. Notwithstanding the other provisions of this Agreement, nothing received by Julian will be considered to be Myogen Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Julian from a third party without confidential limitations; (3) it has been independently developed for Julian by personnel or agents having no access to the Myogen Proprietary Information; or (4) it was known to Julian prior to its first receipt from Myogen.
                    (e) Third Party Information. Julian understands that Myogen has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Myogen’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Julian agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Myogen personnel who need to know such information in connection with their work for Myogen) or to use, except in connection with Julian ‘s work for Myogen, Third Party Information unless expressly authorized in writing by an officer of Myogen.

                    (f) No Conflict of Interest. Julian agrees during the term of the Consulting Period he will not to accept work or enter into a contract or accept an obligation that is expressly prohibited by this Agreement or directly competitive with Julian ‘s obligations under this Agreement or the scope of services rendered for Myogen. Julian warrants that to the best of his knowledge, there is no other existing contract or duty on Julian’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit B. Julian further agrees not to disclose to Myogen, or bring onto Myogen’s premises, or induce Myogen to use any confidential information that belongs to anyone other than Myogen or Julian.
                    (g) Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Julian agrees to disclose promptly in writing to Myogen, or any person designated by Myogen, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Julian in the course of any work performed for Myogen (“Myogen Work Product”). Julian represents that any Work Product relating to Myogen’s business or any Project which Julian has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Myogen and attached to this Agreement as Exhibit C. If disclosure of any such Prior Work Product would cause Julian to violate any prior confidentiality agreement, Julian understands that he is not to list such Prior Work Product in Exhibit C but he will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the Fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit C for such purpose.
                    (h) Ownership of Work Product. Julian shall specifically describe and identify in Exhibit C all technology which (a) Julian intends to use in performing under this Agreement, (b) is either owned solely by Julian or licensed to Julian with a right to sublicense and (c) is in existence in the form of a writing or working prototype prior to the Consulting Period (“Background Technology”). Julian agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Myogen.
                    (i) Assignment of Myogen Work Product. Except for Julian’s rights in the Background Technology, Julian irrevocably assigns to Myogen all right, title and interest worldwide in and to the Myogen Work Product and all applicable intellectual property rights related to the Myogen Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Julian retains no rights to use the Myogen Work Product and agrees not to challenge the validity of Myogen’s ownership in the Myogen Work Product. Julian hereby grants to Myogen a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to distribute, reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import and offer for sale the Background Technology and any Prior Work Product incorporated or used in the Myogen Work Product for the purpose of developing and marketing Myogen products but not for the purpose of marketing Background Technology or Prior Work Products separate from Myogen products.

                    (j) Waiver or Assignment of Other Rights. If Julian has any rights to the Myogen Work Product that cannot be assigned to Myogen, Julian unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Myogen with respect to such rights, and agrees, at Myogen’s request and expense, to consent to and join in any action to enforce such rights. If Julian has any right to the Myogen Work Product that cannot be assigned to Myogen or waived by Julian, Julian unconditionally and irrevocably grants to Myogen during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.
                    (k) Assistance. Julian agrees to cooperate with Myogen or its designee(s), both during and after the Consulting Period, in the procurement and maintenance of Myogen’s rights in Myogen Work Product and to execute, when requested, any other documents deemed necessary by Myogen to carry out the purpose of this Agreement. Julian agrees to execute upon Myogen’s request a signed transfer of copyright to Myogen in the form attached to this Agreement as Exhibit D for all Myogen Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.
                    (l) Enforcement of Proprietary Rights. Julian will assist Myogen in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Myogen Work Product in any and all countries. To that end Julian will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Myogen may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Julian will execute, verify and deliver assignments of such Proprietary Rights to Myogen or its designee. Julian’s obligation to assist Myogen with respect to Proprietary Rights relating to such Myogen Work Product in any and all countries shall continue beyond the termination of the Consulting Services, but Myogen shall compensate Julian at a reasonable negotiated hourly rate after such termination for the time actually spent by Julian at Myogen’s request on such assistance.
                    (m) Execution of Documents. In the event Myogen is unable for any reason, after reasonable effort, to secure Julian’s signature on any document needed in connection with the actions specified in the preceding Sections 4.h and 4.i, Julian hereby irrevocably designates and appoints Myogen and its duly authorized officers and agents as his/her/its agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the; same legal force and effect as if executed by Julian. Julian hereby waives and quitclaims to Myogen any, and all claims, of any nature whatsoever, which Julian now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Myogen.
                    (n) Termination. During the Consulting Period, if the Company reasonably determines that you have breached any material terms of this Agreement, the Company shall notify you in writing of such breach and you shall have thirty (30) days to cure the breach if it is capable of cure. If such material breach is not cured within the period set forth above or if the beach is not otherwise capable of cure, then the Company may terminate further Consulting Services by providing written notice of such termination. In addition, you may terminate the Consulting Services at any time, with or without cause, by giving the Company at least fifteen (15) days written notice of your intention to terminate. In the event you shall die during the term of this Agreement or become permanently disabled, as evidenced by your inability to carry out your job or consulting responsibilities, as the case may be, for a continuous period of three months, this Agreement shall terminate on the date of your death, or the date upon which, in the reasonable determination of the Company, you have failed to carry out your job or consulting responsibilities for three months. The Company’s ability to terminate this Agreement as a result of any disability shall be to the extent permitted by state and/or federal law. If not terminated early, the Consulting Services shall terminate at the end of the Consulting Period.
          6. Stock Options. During your employment with the Company you were granted options to purchase 364,359 shares of Common Stock (the “Options”) under the Company’s 1998 and 2003 Equity Incentive Plans (the “Plans”). Pursuant to the Plans, your Options will continue to vest pursuant to the vesting schedule rates set forth in the stock option agreements governing the Options until the earlier of the termination of this Agreement pursuant to Section 5(n) or the end of the Consulting Period. Accordingly, as of the end of the Consulting Period, the Options will be vested and exercisable as to 121,192 shares (less any shares exercised during the Transition Period or the Consulting Period). In accordance with the Plans, you may exercise all or any portion of your Vested Options for a period of ninety (90) days following the Termination Date (“ISO Exercise Period”). Following the ISO Exercise Period, and during the Consulting Period, your Vested Options will continue to be exercisable but will be considered non-statutory Options. Upon the earlier of the termination of this Agreement or the termination of the Consulting Period, you will have ninety (90) days in which to exercise all or any portion of your Vested Options. Except as expressly provided herein, all other rights and obligations with respect to the Options shall be governed by the terms of the option grant notice, stock option agreements and the Plans.
          7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Termination Date.
          8. Expense Reimbursements. You agree that, within ten business (10) days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
          9. Return of Company Property. On or before the Termination Date, you shall return all Company Documents and Company Property to the Company. For purposes of this Agreement, the terms “Company Documents” and “Company Property” shall include, but not be limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
          10. Proprietary Information Obligations. Both during and after your employment you will refrain from any use or disclosure of the Company’s proprietary or confidential information or materials. You hereby acknowledge your continuing obligations under the Employee Proprietary Information Inventions Non-Competition and Non-Solicitation Agreement executed by you and incorporated by reference herein and attached hereto as Exhibit A (“Proprietary Information Agreement”) not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

          11. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
          12. Public Statement; Non-disparagement. Julian and the Company agree that any public statement made by either him or the Company shall affirm that Julian is retiring from the Company and will be available for a period of time as an independent consultant/contractor. You and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
          13. General Release. Julian hereby generally and completely releases the Company, and its respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, ERISA plans, current and former trustees and administrators of ERISA plans, insurers, affiliates, and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Julian’s signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Julian’s employment with the Company or the termination of that employment; (2) all claims related to Julian’s compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income and Securities Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the federal Americans with Disabilities Act of 1990 (“ADA”), and the Colorado Anti-Discrimination Statutes/Act, as amended, any and all protections pursuant to Colorado’s Wage Statutes, Wage Order 22, and the Fair Labor Standards Act (“FLSA”), (with the sole exclusions to any workers’ compensation claim and any claims for unemployment insurance), any wage and hour law (including any claim for any penalties), privacy rights, whistleblower protections (under any state or federal law, act, statute, or regulation), and constitutional protections. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against the Company in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.

          14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you may consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily choose to sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of revocation to Myogen’s Human Resources Director; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date you sign this Agreement (“Effective Date”).
          15. Termination of Prior Employment Agreement and Waiver of Rights Thereunder. Julian and the Company hereby acknowledge and agree to terminate the Prior Employment Agreement in its entirety as of the Effective Date of this Agreement and that the Prior Employment Agreement shall then no longer have any force or effect. Moreover, except as expressly provided herein, Julian and the Company acknowledge and agree to waive any rights or claims each may have under the Prior Employment Agreement. Notwithstanding the foregoing provisions of this Paragraph 15, Julian acknowledges and agrees that Sections 14 (Proprietary Information Obligations), 15 (Confidentiality), 16 (Non-disparagement), and 17 (Non-competition and Non-solicitation) of the Prior Employment Agreement shall remain in full force and effect after the Effective Date of this Agreement.
          16. Miscellaneous. This Agreement, and its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, without limitation the Prior Employment Agreement (as limited in Paragraph 15, above). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns, provided that you may not assign this Agreement to a third party without first obtaining the prior written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

          IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed as follows:

John R. Julian	Myogen, Inc.
An individual	A Delaware corporation

/s/ John R. Julian	By:	/s/ J. William Freytag

John R. Julian	Name: J. William Freytag
Its: CEO and President
Date: 3/30/06	Date: 3/30/06

Exhibit A –	Employee Proprietary Information Inventions Non-Competition and Non-Solicitation Agreement
Exhibit B	Conflict of Interest Disclosure
Exhibit C	Prior Work Product Disclosure
Exhibit D	Assignment of Copyright
Exhibit E	General Release Agreement

EXHIBIT A
Employee Proprietary Information Inventions Non-Competition and Non-Solicitation
Agreement
[Intentionally Omitted]

EXHIBIT B
CONFLICT OF INTEREST DISCLOSURE
None.

EXHIBIT C
PRIOR WORK PRODUCT DISCLOSURE

1.	Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by Julian alone or jointly with others prior to my engagement by Myogen:

	☑	No inventions or improvements.
	☐	See below:

	☐	Additional sheets attached.

2.	Due to a prior confidentiality agreement, Julian cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Julian owes to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.
BACKGROUND TECHNOLOGY DISCLOSURE
          The following is a list of all Background Technology which Julian intends to use in performing under this Agreement:

EXHIBIT D
ASSIGNMENT OF COPYRIGHT
          For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Myogen and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):
Title:
Author(s):
Copyright Office Identification No. (if any):
and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.
Executed this                      day of                                         , 200___
Signature:
Printed Name:

Exhibit E
GENERAL RELEASE AGREEMENT
In consideration for John R. Julian’s (“Julian” or “you”) eligibility to receive the Transition Period Bonus, as described in paragraph 4 of the Retirement, Consulting and General Release Agreement, Julian hereby generally and completely releases the Company, and its respective directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, ERISA plans, current and former trustees and administrators of ERISA plans, insurers, affiliates, and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Julian’s signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Julian’s employment with the Company or the termination of that employment; (2) all claims related to Julian’s compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income and Securities Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the federal Americans with Disabilities Act of 1990 (“ADA”), and the Colorado Anti-Discrimination Statutes/Act, as amended, any and all protections pursuant to Colorado’s Wage Statutes, Wage Order 22, and the Fair Labor Standards Act (“FLSA”), (with the sole exclusions to any workers’ compensation claim and any claims for unemployment insurance), any wage and hour law (including any claim for any penalties), privacy rights, whistleblower protections (under any state or federal law, act, statute, or regulation), and constitutional protections. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against the Company in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you may consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily choose to sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of revocation to Myogen’s Human Resources Director; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date you sign this Agreement (“GR Effective Date”).
          This General Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Julian with regard to the subject matter hereof. Julian is not relying on any promise or representation by the Company that is not expressly stated herein. This General Release Agreement may only be modified by a writing signed by both Julian and a duly authorized officer of the Company.
          Julian accepts and agrees to the terms and conditions stated above.

Print Name:	Date:

Sign Name:

Date:

J. William Freytag, CEO and President